Exhibit 23.8

[LETTERHEAD OF UBS SECURITIES LLC]

Consent of UBS Securities LLC

We hereby consent to the incorporation by reference in this Registration Statement of the description of our presentations and the references to our name contained under the headings “The REIT Conversion—Background” appearing in the Registration Statement No. (333-114709) on Form S-4, as amended, of New Century REIT, Inc. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

UBS SECURITIES LLC

By:	/s/ MARK TASHKOVICH
Mark Tashkovich
Executive Director

New York, New York

September 29, 2004